Exhibit 23.1

SAIC, INC.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-138095 on Form S-8 and Post-Effective Amendment No. 1 to Registration Statement No. 333-138095 on Form S-8 of our reports dated March 25, 2008, relating to the consolidated financial statements of SAIC, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph for the adoption of new accounting standards relating to share-based payment and defined benefit pension obligations), and the effectiveness of SAIC, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of SAIC, Inc. for the year ended January 31, 2008.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 25, 2008